          AMAZON.COM ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 1998


        Cumulative Customer Accounts Increased 50% Quarter-to-Quarter to 2,260,000.

        Amazon.com Now 3rd Largest Bookseller in the US

        SEATTLE April 27 /PRNewswire/ -- Amazon.com, Inc. (Nasdaq: AMZN) today
announced financial results for the first quarter of 1998.         ----

        Net sales for the first quarter ended March 31, 1998 were $87.4 million, a 32 percent increase over net sales of $66.0 million reported for the fourth quarter ended December 31, 1997. Net sales increased 446 percent over net sales of $16.0 million reported for the first quarter of 1997. Net loss for the first quarter ended March 31, 1998 was $9.26 million, or $0.40 per share, compared with a net loss in the quarter ended December 31, 1997 of $9.33 million, or $0.41 per share. The company reported a net loss of $3.04 million or $0.16 per share in the quarter ended March 31, 1997.

        Amazon.com also announced that cumulative customer accounts grew to over 2,260,000 at March 31, 1998, an increase of 50 percent from 1,510,000 customer accounts at December 31, 1997 and 564 percent from 340,000 customer accounts at March 31, 1997. Repeat customer orders represented more than 60 percent of orders placed during the quarter ended March 31, 1998.

        The Web measurement services continued to highlight Amazon.com's growing reach among Internet users and strengthening market leadership: in March, Amazon.com was ranked in the top 20 across all Internet sites in all major market surveys (Media Metrix and Relevant Knowledge). In addition, not only was Amazon.com the leading online bookseller in these surveys, it was the leading online shopping site.

        "We are very pleased with our acceleration in new customer acquisition: it took us 27 months to serve our first million customers, and less than 6 months to serve our second million," said Jeff Bezos, Amazon.com president and chief executive officer. "Our strong revenue growth has now made us the third largest bookseller in the US, online or offline. We believe that our leadership position in the online market allows us to offer our customers the benefits of Amazon.com selection, convenience, price


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and personalized services for an expanded range of products, such as music. And we are now inviting our customers to come help build the best music store on the Web."

        Separately, Amazon.com today announced that it has acquired three leading Internet companies: Bookpages Limited, Telebook, Inc. and Internet Movie Database Limited. Online retailers Bookpages and Telebook are fundamental components of Amazon.com's expansion into the European marketplace, and Internet Movie Database is a key underpinning for Amazon.com's eventual entry into online video sales.

        "With these acquisitions, we have accelerated our expansion into European e-commerce and acquired a foundation for a best-of-breed video store. These acquisitions will enable Amazon.com to offer a new set of consumers the same combination of selection, service and value that we now provide our US book customers. We remain committed to moving quickly to solidify and extend our current market leadership position in books while pursuing these new opportunities. This will require aggressive future investment in building our business and brand, expanding our product offerings, launching international operations and integrating our recent acquisitions."

        Bookpages (http://www.bookpages.co.uk) is one of the largest online bookstores in the United Kingdom, providing access to all 1.2 million UK books in print. Telebook (http://www.telebuch.de), operating through its ABC Bucherdienst subsidiary, is Germany's number one online bookstore, with a catalog of nearly 400,000 German language titles. Originally launched in 1990, Internet Movie Database (http://www.imdb.com) is a comprehensive repository for movie and television information on the Internet, and is an excellent example of genuine community on the Internet.

        Each of the acquisitions will be accounted for under the purchase method of accounting. The company will incur total charges of approximately $55 million in connection with all three transactions. Consideration was comprised of cash and common stock, and the company anticipates issuing an aggregate of approximately 540,000 shares of common stock as a result of these transactions.

        Last week, Amazon.com invited music enthusiasts everywhere to contribute to developing the music store of their dreams and launched a pilot version of its online music area (accessible from the Amazon.com home page). Customers, artists, music industry professionals, and other music lovers can put their personal stamp on the music store Amazon.com is now building by contributing their ideas and music reviews.


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        In February, Amazon.com launched Amazon.com Advantage, an innovative new program designed to increase the visibility and sales of titles from independent publishers and authors. It will help level the playing field for smaller publishers and authors by providing the tools and framework to ensure their books appear more often, more prominently, and with 24-hour availability throughout Amazon.com's catalog of 3 million book, music, and other titles.

        In March, Amazon.com launched Amazon.com Kids, a comprehensive resource for children's and young adult books. Amazon.com Kids features a catalog of more than 100,000 books for children, teens, and parents.

        Separately, Amazon.com today announced that its Board of Directors approved a 2-for-1 split of its common stock. Shareholders will receive an additional share of common stock for every share held on the record date of May 20, 1998. The additional shares will be payable on June 1, 1998.

        Amazon.com, Inc., Earth's Biggest Bookstore, is the largest online retailer of books. Amazon.com offers a catalog of more than 3 million book, music, and other titles, plus easy-to-use search and browse features, e-mail services, personalized shopping services, secure Web-based credit card payment, and direct shipping to customers. Amazon.com has virtually unlimited online shelf space and offers customers a vast selection through an efficient search-and-retrieval interface, as well as streamlined ordering through 1-Click(SM) technology. Amazon.com pioneered the concept of syndicated selling on the Internet and has more than 40,000 members in its Associates Program including AOL.com, Yahoo!, Netscape, Excite, the AltaVista Search Service, the @Home Network, the Prodigy Shopping Network, and iVillage.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, the unpredictability of its future revenues, and risks associated with capacity constraints, management of growth, and new business opportunities. More information about factors that potentially could affect Amazon.com's financial results is included in the company's Annual Report on Form 10-K for the year ended December 31, 1997, both filed with the Securities and Exchange Commission.

        NOTE: Amazon.com, Earth's Biggest Bookstore, and 1-Click are service marks of Amazon.com, Inc. All other names are trademarks of their respective owners.



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AMAZON.COM, INC.
Statements of Operations
(in thousands, except per share amount)

                                                   Quarter Ended March 31,
                                                   -----------------------
                                                     1998            1997
                                                   --------       --------
                                                          (Unaudited)

Net sales                                           $87,375        $16,005
Cost of sales                                        68,054         12,484
                                                   --------       --------
Gross profit                                         19,321          3,521


Operating expenses:
     Marketing and sales                             19,503          3,906
     Product development                              6,729          1,575
     General and administrative                       1,963          1,142
                                                   --------       --------
          Total operating expenses                   28,195          6,623

Loss from operations                                 (8,874)        (3,102)
Interest income                                       1,640             64
Interest expense                                     (2,025)            --
                                                   --------       --------
Net loss                                            $(9,259)       $(3,038)
                                                   ========       ========
Pro forma basic and diuted loss per share           $ (0.40)       $ (0.16)
                                                   ========       ========

Shares used in computation of pro forma basic
     and diluted loss per share                      23,311         19,402
                                                   ========       ========



On April 27, 1998, the Company announced a two-for-one stock split, effective June 1, 1998. The share and per share data have not been restated to reflect this split.

AMAZON.COM, INC.
Balance Sheets
(in thousands except per share data)

                                                             March 31,       December 31,
                                                               1998               1997
                                                             ---------       ---------
                                                            (Unaudited)      (Audited)
ASSETS
Current assets:
     Cash and cash equivalents                                $ 98,600        $109,810
     Short-term investments                                     18,220          15,256
     Inventories                                                11,674           8,971
     Prepaid expenses and other                                  4,399           3,298
                                                             ---------       ---------
         Total current assets                                  132,893         137,335

Fixed assets, net                                                9,773           9,265
Deposits                                                           293             166
Deferred charges                                                 2,048           2,240
                                                             =========       =========
         Total assets                                         $145,007        $149,006
                                                             =========       =========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                         $ 34,374        $ 32,697
     Accrued advertising                                         5,349           3,454
     Accrued product development                                    --              --
     Other liabilities and accrued expenses                      8,071           6,167
     Current portion of debt                                       684           1,500
                                                             ---------       ---------
         Total current liabilities                              48,478          43,818

Long-term debt                                                  76,521          76,521
Long-term lease obligations                                        181             181


Stockholders' equity:
     Preferred stock, $0.01 par value -
         Authorized, 10,000,000 shares
         Issued and outstanding - none                              --              --

     Common stock, $0.01 par value -
         Authorized, 100,000,000 shares
         Issued and outstanding, 24,162,932
            and 23,937,169 shares, respectively                    242             239

     Additional paid-in capital                                 63,952          63,792
     Deferred compensation                                      (1,493)         (1,930)
     Accumulated deficit                                       (42,874)        (33,615)
                                                             ---------       ---------
         Total stockholders' equity                             19,827          28,486
                                                             =========       =========
      Total liabilities and stockholders' equity              $145,007        $149,006
                                                             =========       =========


On April 27, 1998, the Company announced a two-for-one stock split, effective June 1, 1998. The share and per share data have not been restated to reflect this split.